Hecla Reports Second Quarter 2026 Results

Cash Flow from Continuing Operations up 61% Year-Over-Year to $175 million; Free Cash Flow1 More Than Doubles Year-Over-Year to $136 million; Strongest balance sheet in Company's history; Lucky Friday sets new production record

COEUR D'ALENE, IDAHO - August 4, 2026- Hecla Mining Company (NYSE:HL) ("Hecla", or the "Company") today announced second quarter 2026 financial and operating results. "Prior quarter" refers to the first quarter of 2026. Prior period financial information has been recast to reflect Casa Berardi as a discontinued operation.

SECOND QUARTER 2026 HIGHLIGHTS

Financial Performance:

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Revenue: $334 million, an expected pullback from a record prior quarter, primarily reflecting lower realized silver and gold prices, in line with the trend of lower market prices during the quarter. Consolidated silver and gold production was higher than the prior quarter; the softer sales volumes reflect the timing of shipments, mainly at Greens Creek.
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Profitability: Income from continuing operations of $118 million or $0.18 per share - down from $165 million or $0.25 per share in the prior quarter.
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Adjusted EBITDA: $199 million from continuing operations, a 25% decrease over the prior quarter but more than double the $93 million recorded in the second quarter of 2025 (both periods on a continuing operations basis, excluding Casa Berardi).4
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Continued strong cash flow generation: $175 million cash generated from continuing operations, and second best quarterly free cash flow from continuing operations of $136 million, with all producing assets contributing and Lucky Friday setting new quarterly records.1
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Building balance sheet strength: Cash position of $483 million underscores continued balance sheet strengthening and strategic flexibility. With the redemption of the remaining $263 million in 7.25% Senior Notes ("Senior Notes"), the Company ends the second quarter debt free (excluding financial leases) and backed by a fully undrawn $225 million revolving credit facility, with $3.5 million of availability utilized for outstanding letters of credit, plus a $75 million undrawn accordion option, representing the strongest balance sheet position in the Company's history.

Operational Performance:

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Operations:
o
Silver production from continuing operations of 4.2 million ounces, up 8% from the prior quarter.
o
Consolidated costs applicable to sales from continuing operations of $117 million, down 6% from the prior quarter. Silver cash cost of ($8.10) per ounce and AISC of $6.07 per ounce (both after by-product credits and excluding Keno Hill, which has not yet achieved commercial production).2,3,5
o
Safety: Consolidated TRIFR of 1.57, down from 2.07 in the prior quarter.

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Production and cost guidance: Consolidated silver production is expected to be 15.1-16.1 million ounces revised from 15.1-16.5 million ounces, with lower Keno outlook partly offset by improved outlooks for Greens Creek and Lucky Friday. Consolidated silver cash cost and AISC guidance lowered on outperformance in 1H26 compared to plan.2,3 See Guidance section for more details.
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Individual Mine Performance:
o
Greens Creek: Produced nearly 2.1 million ounces of silver and over 14 thousand ounces of gold. Costs applicable to sales of $50 million, with silver cash cost of ($17.11) per ounce and AISC of ($10.71) per ounce (both after by-product credits).2,3,5
o
Lucky Friday: Record silver production of 1.5 million ounces. Costs applicable to sales of $35 million, with silver cash cost of $3.95 per ounce and AISC of $17.08 per ounce (both after by-product credits).2,3,5 The surface cooling project is 88% complete and remains on track for completion in September.
o
Keno Hill: Produced 0.6 million ounces of silver in the second quarter after working through a lower-grade zone. Subsequent to quarter end, the Company received authorization for construction of the Phase 2 West extension of its dry stack tailings facility.
o
Growth pipeline: Preliminary work on the Greens Creek pyrite concentrate circuit points to potential for incremental annual production of approximately 1.0 to 1.2 million ounces of silver and 10,000 to 15,000 ounces of gold once fully ramped up. Separately, the Greens Creek dry-stack tailings facility currently holds an estimated 51 million ounces of silver and 600 thousand ounces of gold. In Nevada, 2026 exploration investment guidance of $16 million is more than three times the 2025 level with expanded programs at Midas and new programs at Hollister and Aurora. See "Project Pipeline Update" section below for further details.
o
Exploration: As previously announced on July 29, 2026, drilling extended the high-grade Bermingham Deep trend at Keno Hill toward the historic Hector-Calumet Mine - a past-producer of approximately 96 million ounces of silver - now traceable over 800 feet of strike length. Separately, new high-grade vein discoveries were made at Midas in Nevada.

Rob Krcmarov, President and Chief Executive Officer, said: “Our second quarter results reflect the strength of the platform we have built. We ended the quarter with the strongest balance sheet in the Company's history, and Lucky Friday delivered record quarterly silver production, underscoring the quality of our silver portfolio. I'm also encouraged by our strong safety performance across the operations, which remains a foundation of everything we do. At the same time, our organic project pipeline continues to advance, demonstrating real potential for meaningful value creation and further solidify Hecla's position as North America's premier silver producer."

FINANCIAL AND OPERATIONAL OVERVIEW

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In the following table and throughout this release, "costs applicable to sales" is exclusive of depreciation, depletion and amortization; "prior quarter" refers to the first quarter of 2026. All information in the table below is presented on a continuing operations basis.

In thousands (except per ounce amounts)	2Q-2026	1Q-2026	4Q-2025	3Q-2025	2Q-2025	YTD-2026	YTD-2025
Financial Highlights
Sales	$333,851	$411,433	$363,578	$315,998	$218,992	$745,284	$424,326
Costs applicable to sales (5)	$117,283	$124,410	$122,150	$135,926	$102,399	$241,693	$209,237
Depreciation, depletion and amortization	$36,772	$33,768	$27,927	$37,728	$31,313	$70,540	$61,129
Income and mining tax provision	$18,767	$50,900	$21,667	$40,280	$22,110	$69,667	$37,748
Income from continuing operations	$117,876	$164,653	$112,742	$80,113	$26,910	$282,529	$51,249
Basic income per common share (in dollars) from continuing operations	$0.18	$0.25	$0.17	$0.12	$0.04	$0.42	$0.08
Adjusted EBITDA from continuing operations (4)	$199,179	$265,104	$201,654	$146,441	$92,550	$464,283	$169,819
Cash provided by operating activities from continuing operations	$174,919	$182,922	$165,742	$101,409	$108,407	$357,841	$136,031
Capital investment in continuing operations	$(39,142)	$(39,265)	$(65,936)	$(44,425)	$(42,676)	$(78,407)	$(80,514)
Free cash flow from continuing operations (1)	$135,777	$143,657	$99,806	$56,984	$65,731	$279,434	$55,517

Free cash flow [1] by operation
Greens Creek
Cash flow from operations	$139,181	$131,368	$101,902	$83,408	$75,371	$270,549	$119,229
Exploration	$2,588	$276	$743	$3,228	$2,049	$2,864	$2,393
Capital investment	$(12,070)	$(6,113)	$(23,282)	$(12,179)	$(8,397)	$(18,183)	$(19,156)
Free cash flow (1)	$129,699	$125,531	$79,363	$74,457	$69,023	$255,230	$102,466
Lucky Friday
Cash flow from operations	$103,606	$64,619	$56,869	$29,279	$20,650	$168,225	$44,454
Exploration	$638	$991	$885	$1,054	$169	$1,629	$169
Capital investment	$(16,681)	$(17,018)	$(24,680)	$(16,865)	$(15,942)	$(33,699)	$(31,388)
Free cash flow (1)	$87,563	$48,592	$33,074	$13,468	$4,877	$136,155	$13,235
Keno Hill
Cash flow from operations	$17,932	$29,570	$33,028	$22,109	$16,445	$47,502	$6,784
Exploration	$3,854	$1,356	$365	$975	$3,344	$5,210	$5,036
Capital investment	$(7,236)	$(15,025)	$(15,964)	$(14,747)	$(17,045)	$(22,261)	$(27,481)
Free cash flow (1)	$14,550	$15,901	$17,429	$8,337	$2,744	$30,451	$(15,661)

Metals Prices
Average metal prices
Silver - London PM Fix, $/ounce	$73.44	$84.39	$54.83	$39.38	$33.63	$78.92	$32.77
Gold - London PM Fix, $/ounce	$4,517	$4,875	$4,142	$3,456	$3,279	$4,696	$3,071
Lead - LME Final Cash Buyer, $/pound	$0.89	$0.88	$0.89	$0.89	$0.88	$0.88	$0.89
Zinc - LME Final Cash Buyer, $/pound	$1.57	$1.47	$1.44	$1.28	$1.20	$1.52	$1.24
Realized Prices
Silver, $/ounce	$63.06	$82.70	$69.28	$42.58	$34.82	$73.14	$34.20
Gold, $/ounce	$4,256	$4,899	$4,210	$3,509	$3,314	$4,620	$3,148
Lead, $/pound	$0.97	$0.98	$0.97	$0.93	$0.92	$0.97	$0.92
Zinc, $/pound	$1.63	$1.41	$1.45	$1.48	$1.31	$1.51	$1.31

SECOND QUARTER RESULTS

Sales of $334 million decreased 19% compared to the prior quarter, primarily reflecting lower realized precious metals prices, due largely to timing of sales, a declining price environment and lower precious metals sales volumes. Payable silver sold was roughly 5% lower compared to the prior quarter, primarily driven by the timing of sales at Greens Creek.

Income from continuing operations was $118 million, or $0.18 per share compared to the record $165 million in the prior quarter (in each case from continuing operations, excluding Casa Berardi). The decline was primarily related to:

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A 19% decrease in revenue from continuing operations for the items noted above
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A $7 million increase in exploration and pre-development expense, primarily related to the seasonal increase in exploration activities across the portfolio
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A $3 million increase in depreciation expense due primarily to higher production and sales volumes at Lucky Friday and Keno Hill

Partly offset by:

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A $32 million decrease in tax expense primarily related to lower profitability compared to the prior quarter and tax planning strategies allowing for consolidation of tax groups
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A $7 million decrease in costs applicable to sales primarily related to lower consolidated volumes of silver sold 5
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A $3 million decrease in interest expense primarily related to the repayment of the Senior Notes

Adjusted EBITDA from continuing operations was $199 million, down 25% from the prior quarter (in each period, excluding Casa Berardi), primarily reflecting the decrease in revenue, partly offset by lower costs applicable to sales.4,5

Cash and cash equivalents at June 30, 2026, of $483 million, with no draws on the revolving credit facility, with $3.5 million of availability utilized for outstanding letters of credit.

Cash provided by operating activities from continuing operations was $175 million, down 4% from the prior quarter, primarily due to lower realized metal prices for silver, gold and lead, and lower volumes of payable silver and gold ounces sold, partly offset by a higher realized zinc price (in each period, excluding Casa Berardi). Cash provided by operating activities was positively impacted by a $63 million decrease in accounts receivable, driven by timing of concentrate shipments, the collection of receivables and lower metal prices reducing the value of concentrate receivables as of June 30, 2026.

Capital investment in continuing operations was $39 million, nearly unchanged from the prior quarter (in each period, excluding Casa Berardi). Capital investment is expected to increase in the third quarter and remain elevated in the fourth quarter, as projects across the portfolio advance through the warmer-weather construction season and into the fall. The Company continues to invest in 2026 corporate initiatives to strengthen planning discipline and operational efficiency.

Free cash flow from continuing operations was $136 million, compared to a record $144 million in the prior quarter, with the 5% decrease primarily due to lower cash flow from operations (in each period, excluding Casa Berardi).1 Greens Creek and Lucky Friday set new quarterly site-level free cash flow records of $130 million and $88 million, respectively.1

In thousands (except per ounce amounts)	2Q-2026	1Q-2026	4Q-2025	3Q-2025	2Q-2025	YTD-2026	YTD-2025
Operational Highlights
Milled tons (tons)
Greens Creek	217,433	208,922	200,952	227,587	230,221	426,355	443,120
Lucky Friday	101,978	108,608	98,499	105,329	114,475	210,586	223,220
Keno Hill	33,504	24,274	24,417	29,740	26,771	57,778	54,182
Milled silver grade - (opt)
Greens Creek	12.0	13.0	12.2	13.1	13.4	12.5	12.6
Lucky Friday	15.6	11.9	13.4	13.4	12.5	13.7	12.7
Keno Hill	19.3	20.8	25.4	31.8	28.9	19.9	29.0
Silver production
Greens Creek, ounces	2,051,022	2,177,142	1,951,784	2,347,674	2,422,978	4,228,164	4,425,538
Lucky Friday, ounces	1,532,569	1,237,288	1,250,204	1,337,353	1,340,877	2,769,857	2,673,129
Keno Hill, ounces	625,236	488,719	597,020	898,328	750,712	1,113,955	1,523,142
Total, ounces	4,208,827	3,903,149	3,799,008	4,583,355	4,514,567	8,111,976	8,621,809
Gold production
Greens Creek, ounces	14,199	12,886	12,256	15,584	17,750	27,085	31,509
Silver payable ounces sold	3,392,314	3,575,018	3,732,076	4,463,356	3,517,713	6,967,332	7,030,462
Gold payable ounces sold	10,151	11,533	10,484	14,277	11,634	21,684	22,112
Concentrate volumes produced and sold
Greens Creek
Silver concentrate produced, tons	17,630	16,321	14,896	17,180	17,985	33,951	33,526
Silver concentrate sold, tons	12,601	16,295	17,333	18,954	13,789	28,896	29,285
Zinc concentrate produced, tons	17,990	18,474	17,485	18,548	20,936	36,464	39,164
Zinc concentrate sold, tons	17,796	18,467	18,918	20,065	17,987	36,263	36,371
Precious metal concentrate produced, tons	7,633	8,063	5,571	6,379	8,316	15,696	15,831
Precious metal concentrate sold, tons	8,394	15,603	—	8,743	8,061	23,997	16,391
Lucky Friday
Silver concentrate produced, tons	15,452	12,635	12,283	13,796	13,212	28,087	26,146
Silver concentrate sold, tons	15,538	12,382	12,590	13,726	12,992	27,920	26,216
Zinc concentrate produced, tons	6,527	6,352	6,269	6,869	6,940	12,879	13,617
Zinc concentrate sold, tons	6,478	6,185	7,220	6,178	6,756	12,663	14,242
Keno Hill
Silver concentrate produced, tons	1,288	901	1,165	2,056	1,688	2,189	3,453
Silver concentrate sold, tons	1,063	806	2,380	2,380	1,614	1,869	2,831
Precious metals concentrate produced, tons	999	783	815	1,398	907	1,782	1,692
Precious metals concentrate sold, tons (a)	897	798	1,023	1,258	925	1,695	1,548
Total Silver Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce (2)	$(8.10)	$(3.24)	$(0.23)	$(2.03)	$(5.46)	$(5.73)	$(2.29)
Silver AISC per ounce (3)	$6.07	$8.17	$18.11	$11.01	$5.19	$7.10	$8.35
Greens Creek Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce (2)	$(17.11)	$(11.94)	$(6.67)	$(8.50)	$(11.91)	$(14.45)	$(8.37)
Silver AISC per ounce (3)	$(10.71)	$(8.39)	$2.70	$(2.55)	$(8.19)	$(9.52)	$(4.50)
Lucky Friday Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce (2)	$3.95	$12.07	$9.82	$9.33	$6.19	$7.58	$7.77
Silver AISC per ounce (3)	$17.08	$23.78	$25.73	$23.30	$19.07	$20.07	$19.57

(a) Precious metals concentrates include intersegment sales to Greens Creek.

Consolidated silver production from continuing operations was 4.2 million ounces, up 8% from the prior quarter. The increase was driven by Lucky Friday's new quarterly record of 1.5 million ounces, benefiting from a 31% higher milled grade, a level consistent with plan, but not expected to be sustained, partly offset by 6% lower tons milled. Production also increased 28% at Keno Hill, as milling rates rose 38%, partly offset by 7% lower milled grade.

Gold production from Greens Creek was 14 thousand ounces, up 10% from the prior quarter due to 4% higher mill throughput and a higher grade milled.

Silver payable ounces sold of 3.4 million ounces, down 5% from the prior quarter, primarily due to lower payable ounces sold at Greens Creek and Keno Hill, partly offset by higher sales at Lucky Friday.

Gold payable ounces sold of 10 thousand ounces, down 12% from the prior quarter due to the timing of sales at Greens Creek.

Concentrate volumes produced and sold were higher at Lucky Friday and Keno Hill compared to the prior quarter. At Greens Creek, concentrate production was higher for one of the three concentrates produced, while concentrate sales were lower across all three, reflecting a lag between production and shipment: zinc and precious metals concentrate sales roughly matched production, while silver concentrate shipments lagged production, resulting in a build-up of silver concentrate inventory at quarter end that was shipped in early August. Concentrates sales at Lucky Friday were broadly in line with production in the second quarter. At Keno Hill, silver and zinc concentrate sales were below production volumes due to timing of sales, despite overall concentrate production and sales being higher than the prior quarter.

Consolidated silver costs applicable to sales (excludes depreciation) from continuing operations improved 6% over the prior quarter to $117 million, primarily due to lower volumes of silver sold.5

Silver cash costs and AISC per silver ounce from continuing operations, each after by-product credits and excluding Keno Hill, which has not yet achieved commercial production, were ($8.10) and $6.07, respectively, lower than the prior quarter, primarily due to higher ounces produced and $6 million higher by-product credits, mostly associated with higher volumes, partly offset by $2 million higher treatment charges. The decrease in AISC compared to the prior quarter reflects these same cash cost drivers, along with $1 million lower general and administrative expense, offset by $11 million higher sustaining capital investment, split roughly evenly between Lucky Friday and Greens Creek.2,3

GUIDANCE

In the tables below the Company provides production, cost, and capital guidance on a consolidated basis and by mine, as well as projected consolidated exploration and pre-development expenditures. Silver production guidance is increased for Greens Creek, tightened up for Lucky Friday, and reduced for Keno Hill. There is no change to Greens Creek gold production guidance. Total silver cash costs and AISC per ounce (after by-product credits)2,3 guidance is lowered on better than planned 1H26 results, and the lower end of total capital investment guidance is raised by about 2%.

2026 Production Outlook

Consolidated silver production is expected to be 15.1-16.1 million ounces, a lower upper end compared to prior guidance.

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Greens Creek's silver production is expected to be 8.0-8.3 million ounces, raised up from the prior guidance of 7.5-8.1 million ounces.
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Lucky Friday's silver production is expected to be 4.9-5.2 million ounces, tightened up from the prior 4.7-5.2 million ounces.
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Keno Hill's silver production is expected to be 2.2-2.6 million ounces, lowered from the prior 2.9-3.2 million ounces. The Company's plan at Keno Hill is to run the operation at a sustained, more modest rate, while permitting and infrastructure build-out is prioritized, as previously disclosed.

Greens Creek's gold production guidance of 51.0-55.0 koz is reiterated.

2026 Cost Guidance Revised Lower

Total silver cash cost and AISC guidance per silver ounce (after by-product credits) is improved to ($4.00)-($3.75)/oz and $12.50-$13.50/oz respectively.2,3 This guidance only incorporates Greens Creek and Lucky Friday, as Keno Hill remains in a state of pre-commercial production.

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At Greens Creek, guidance for costs applicable to sales (excludes depreciation) at $240 million. Cash cost per silver ounce (after by-product credits) and AISC per silver ounce (after by-product credits) guidance is lowered to ($12.50)-($12.00) and ($4.25)-($3.75) respectively from ($9.00)-($8.25) and $0.00-$0.50 respectively.2,3,5
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At Lucky Friday, guidance for costs applicable to sales (excludes depreciation) of $139 million. Cash cost guidance is lowered to $9.00-$9.75 from the prior $10.25-$11.00 (after by-product credits), per silver ounce, and the lower end of AISC raised to $24.50-$26.00 from $23.50-$26.00 (after by-product credits), per silver ounce to reflect the higher sustaining capital investment guidance at the mine.2,3,5

2026 Capital and Exploration

Lower end of total capital (growth and sustaining) investment guidance raised, top end reiterated, now at $208-$223 million from $204-$223 million.

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Greens Creek's capital investment is primarily attributable to mine development and the expansion of its tailings facility, which, when completed is expected to provide tailings storage capacity through 2045.
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Lucky Friday's capital investment is heavily tied to underground development, a new tailings facility and a surface cooling project, which is expected to be completed by September and to increase the designed cooling capacity at the mine to support its reserve mine-life of fifteen years.
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Expected capital investment at Keno Hill comprises mine development, expansion of its tailings facility, and infrastructure projects.

Exploration and pre-development expenditures remain unchanged and are expected to be $55 million, with the focus at Greens Creek and Keno Hill, Nevada and Lucky Friday.

Metal Prices and FX rate assumptions for 2H26 (1H26 actuals). Expectations for gold $4,000/oz, silver $55.00/oz, zinc $1.40/lb, lead $0.85/lb and copper $4.00/lb, for byproduct credit calculations. Numbers are rounded. Assumed exchange rate for Canadian dollar is unchanged at 1.35 CAD/USD.

	Silver Production (Moz)	Gold Production (Koz)
Greens Creek	8.0 - 8.3	51.0 - 55.0
Lucky Friday	4.9 - 5.2	N/A
Keno Hill	2.2 - 2.6	N/A
2026 Total	15.1 - 16.1	51.0 - 55.0

	Costs applicable to sales(5) (millions)	Cash cost, after by-product credits, per silver ounce (2)	AISC, after by-product credits, per produced silver ounce (3)
Greens Creek	240	($12.50) - ($12.00)	($4.25) - ($3.75)
Lucky Friday	140	$9.00 - $9.75	$24.50 - $26.00
Total Silver	380	($4.00) - ($3.75)	$12.50 - $13.50

(millions)	Total	Sustaining	Growth
2026 Total Capital Investment	$208 - 223	$147 - 158	$61 - $65
Greens Creek	61 - 65	61 - 65	-
Lucky Friday	77 - 82	77 - 82	-
Keno Hill	61 - 65	-	61 - 65
Corporate	9 - 11	9 - 11	-
2026 Exploration & Pre-Development	$55

PROJECT PIPELINE UPDATE

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Hecla remains focused on advancing a pipeline of organic growth opportunities that build on existing infrastructure, established permitting paths, and the Company's deep operational expertise. The projects outlined below are anticipated to be low-capital-intensity opportunities with the potential to meaningfully expanding precious metal output, cash flows and net asset value over time, while avoiding many of the exploration and development risks inherent in greenfield projects.

Greens Creek Pyrite Concentrate Circuit

Greens Creek is advancing engineering and evaluation of a pyrite concentrate circuit which has the potential to recover additional silver and gold that currently report to tailings. Preliminary metallurgical and engineering work indicates the project could, at average reserve grades, add approximately 1.0 to 1.2 million ounces of silver and 10,000 to 15,000 ounces of gold in annual production, once fully ramped up.

Preliminary cost estimates are underway. Early indications point to a potential robust return on capital meeting Company thresholds, while potentially also reducing the rate of tailings deposited into the tailing storage facility, which would be expected to lower future tailings-related capital investment.

This work is at a preliminary economic assessment level of engineering, incorporating some advanced design (equivalent to an AACE Class 4 cost estimate advancing toward Class 3). Given the projected favorable benefit-to-cost ratio and low technical risk, the project is well suited to an accelerated engineering and execution path subject to receipt of applicable permits, and final investment approval. The Company currently targets first production between the fourth quarter of 2027 and the first half of 2028, with a ramp-up period of approximately one year required to reach full capacity. A dedicated internal project manager has been assigned to oversee execution, consistent with Hecla's approach to advancing near-term growth opportunities.

These estimates are preliminary, based on early-stage engineering and metallurgical work, and remain subject to change as the project advances. Actual results may differ materially from these estimates due to further technical work, permitting timelines, market conditions, and other factors described under "Cautionary Statement Regarding Forward-Looking Statements, Including 2026 Outlook" in this news release and under "Risk Factors" in the Company's 2025 Form 10-K filed on February 17, 2026, and Form 10-Q expected to be filed on August 4, 2026, as well as in other reports filed by the Company from time to time with the Securities and Exchange Commission. References to preliminary economic assessment, prefeasibility, and feasibility levels in this section describe the engineering and cost-estimate maturity of processing circuit design work and are not technical reports, preliminary economic assessments, or feasibility studies as those terms are defined under SEC Regulation S-K 1300 or NI 43-101 in Canada.

Greens Creek Tailings Reprocessing Project

The Greens Creek tailings reprocessing project offers potential organic value creation, though significant groundwork is still needed before that value can be realized. The project is at a preliminary, conceptual stage of engineering (equivalent to an AACE Class 5 to Class 4 cost estimate) and is progressing through a multi-phase metallurgical study conducted with a third party, with Phase 3 testing scheduled for completion in August 2026. This next phase of multi-ton metallurgical work is a key milestone that should help shape next steps, with the potential to advance to a pilot plant test in Phase 4. If the tests yield positive results, it is expected the project would advance through a prefeasibility study before any decision to execute. Early indications point to a potentially low capital intensity path for Hecla to achieve initial cash flows, though the project remains in the early stages of testing and the potential third party partner securing a suitable processing facility. As an added benefit, reprocessing all or part of the existing tailings could decrease the space needed for tailings storage and help lower the mine's long-term reclamation liability.

At June 30, 2026, the dry-stack tailings facility at Greens Creek held an estimated 10.6 million tons of material, containing roughly 51 million ounces of silver, nearly 600 thousand ounces of gold, and additional critical minerals, representing a combined estimated in-situ gross metal value of approximately $6.1 billion (based on June 30, 2026 metals prices and before transportation, processing or sales costs, which are expected to be significant).

Midas Restart Project

Hecla continues to evaluate the potential to restart the existing, permitted Midas mill in northern Nevada, a historic high-grade gold and silver operation. Midas benefits from fully permitted infrastructure, which could help reduce the capital required for restart, and the Company is working to expand the existing high-grade gold and silver resource to the scale needed to support that restart. Midas represents a potential hub-and-spoke operating model, with ore potentially sourced from multiple regional deposits and fed into the 1,200 tpd mill. The site also includes an existing permitted tailings facility, offering approximately 15 years of storage capacity at the mill's nameplate capacity

The Company has allocated $16 million of the 2026 exploration budget for the Nevada project portfolio, more than three times the investment made in 2025. The 2026 drill program at Midas is focused on following up on the success of the 2025 drill program with a heavy focus on the Sinter Offset Zone and the Pogo target. The nearby Hollister high-grade gold and silver project is within trucking distance of the Midas mill and drilling has recently resumed after a multi-year pause. With multiple veins and trends still open along strike and at depth, and programs at Hollister and Aurora beginning, the Company expects continued exploration momentum through the second half of 2026 and aims to provide regular exploration updates for the Nevada exploration projects throughout 2026.

EXPLORATION AND PRE-DEVELOPMENT

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Investment and Strategy

During the second quarter, the Company invested $11.3 million in exploration and corporate development (and $0.4 million in pre-development) activities, focused on high-impact discovery drilling at Keno Hill in Yukon and Midas in Nevada, and resource expansion programs at the Company's producing assets. This strategy balances district-scale discovery with near-mine resource definition and reserve extension. Guidance for 2026 remains at $55 million investment in exploration and pre-development. See our exploration update news release from July 29, 2026 for detailed results.

DIVIDENDS

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Pursuant to the Company's dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about September 10, 2026, to stockholders of record on August 26, 2026.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of Series B preferred stock, payable on or about October 1, 2026, to preferred stockholders of record on September 15, 2026.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held on Wednesday, August 5, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-833-461-5787 or for international dialing 1-585-542-9983. The Conference ID is 147975178 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/147975178 or www.hecla.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and the Yukon, Canada, the Company owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital investment. Cash provided by operating activities for the Greens Creek, Lucky Friday, and Keno Hill operations excludes exploration and pre-development investment, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital investment refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(2) Cash cost, after by-product credits, per silver ounce is a non-GAAP measurement, a reconciliation of costs applicable to sales can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) All-in sustaining cost ("AISC"), after by-product credits, is a non-GAAP measurement, a reconciliation of which to costs applicable to sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes costs applicable to sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to income from continuing operations, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to income from continuing operations, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(5) Excludes depreciation, depletion and amortization.

Cautionary Statement Regarding Forward Looking Statements, Including 2026 Outlook

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as "may", "will", "should", "expects", "intends", "projects", "believes", "estimates", "targets", "anticipates" and similar expressions are used to identify these forward-looking statements.

Such forward-looking statements may include, without limitation: (i) the Company’s organic project pipeline has potential for meaningful value creation, with the potential to meaningfully expanding precious metal output, cash flows and net asset value over time, while avoiding many of the exploration and development risks inherent in greenfield projects; (ii) at Greens Creek, (a) the expansion of its tailings facility, when completed, is expected to provide tailings storage capacity through 2045; and (b) the potential new pyrite concentrate circuit (1) could create incremental annual production of approximately 1.0 to 1.2 million ounces of silver and 10,000 to 15,000 ounces of gold from material that currently reports to tailings, once fully ramped up, (2) has a potential robust return on capital meeting Company thresholds, while potentially also reducing the rate of tailings deposited into the tailing storage facility, which would be expected to lower future tailings-related capital investment, (3) has projected favorable benefit-to-cost ratio and low technical risk, and is well suited to an accelerated engineering and execution path, and (4) is targeted for first production between the fourth quarter of 2027 and the first half of 2028, with a ramp-up period of approximately one year required to reach full capacity; (c) the tailings reprocessing project (1) offers potential organic value creation, (2) has Phase 3 testing scheduled for completion in August 2026, which is a key milestone that should help shape next steps, with the potential to advance to a pilot plant test in Phase 4, (3) is expected to advance through a prefeasibility study before any decision to execute if the tests yield positive results, (4) represents a potentially low capital intensity path for Hecla to achieve initial cash flows, and (5) could decrease the space needed for tailings storage and help lower the mine's long-term reclamation liability. (iii) the Midas restart project has the potential to reduce the capital required to restart the operation through its fully permitted infrastructure, with Midas representing a potential hub-and-spoke operating model where ore sources could come from multiple regional sources fed into the 1,200 tpd mill; (iv) the surface cooling project at Lucky Friday is expected to be completed by end of third quarter 2026; (v) capital investment is expected to ramp up in the third quarter with the warmer construction months and remain elevated in the fourth quarter as numerous projects are advanced across the portfolio; (vi) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2026; (vii) Company-wide and mine-specific estimated silver and gold production for 2026; and (ix) metals prices and foreign exchange rate assumptions.

The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors that may impact expected future results, see the Company's 2025 Form 10-K filed on February 17, 2026 and Form 10-Q expected to be filed on August 4, 2026. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. The Company reports reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because the Company is a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP-Exploration of Hecla Mining Company, Paul W. Jensen, MSc., CPG, Chief Geologist of Hecla Limited, and Matt Blattman, P.E., RM-SME, MMSA, VP-Technical Services serve as Qualified Persons under S-K 1300 and NI 43-101 for Hecla’s mineral projects. Mr. Allen supervised the preparation of the scientific and technical information concerning exploration activities while Mr. Jensen supervised the preparation of mineral resources for this news release. Mr. Blattman supervised the preparation of the mineral reserves for this news release. Technical Report Summaries for the Company’s Greens Creek, Lucky Friday and Keno Hill properties are filed as exhibits 96.1, 96.2 and 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and (iii) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023. Also included in each Technical Report Summary and technical report listed above is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in NI 43-101 technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in a NI 43-101 technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Jensen reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Parkin

Vice President - Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
Sales	$333,851	$411,433	$745,284	$424,326
COSTS AND EXPENSES
Costs applicable to sales (1)	117,283	124,410	241,693	209,237
Depreciation, depletion and amortization	36,772	33,768	70,540	61,129
General and administrative	15,173	15,753	30,926	24,539
Exploration and pre-development	11,681	4,616	16,297	13,050
Care and maintenance	3,062	3,246	6,308	7,471
Provision for closed operations and environmental matters	1,329	1,297	2,626	1,634
Other operating income	2,853	5,236	8,089	1,894
Total costs and expenses	188,153	188,326	376,479	318,954
Income from operations	145,698	223,107	368,805	105,372
Other expense:
Interest expense	(2,413)	(5,656)	(8,069)	(22,340)
Fair value adjustments, net	(9,246)	(5,945)	(15,191)	7,838
Foreign exchange (loss) gain	(4,445)	498	(3,947)	(4,160)
Other income, net	7,049	3,549	10,598	2,287
	(9,055)	(7,554)	(16,609)	(16,375)
Income before income and mining taxes	136,643	215,553	352,196	88,997
Income and mining tax provision	(18,767)	(50,900)	(69,667)	(37,748)
Income from continuing operations	117,876	164,653	282,529	51,249
(Loss) income from discontinued operations	—	(183,681)	(183,681)	35,328
Net income (loss)	117,876	(19,028)	98,848	86,577
Preferred stock dividends	(132)	(132)	(264)	(276)
Net income (loss) applicable to common stockholders	$117,744	$(19,160)	$98,584	$86,301
Basic income per common share from continuing operations after preferred dividends	$0.18	$0.25	$0.42	$0.08
Basic (loss) income per common share from discontinued operations	$—	$(0.28)	$(0.27)	$0.06
Basic income (loss) per common share after preferred dividends	$0.18	$(0.03)	$0.15	$0.14

Diluted income per common share from continuing operations after preferred dividends	$0.17	$0.24	$0.42	$0.08
Diluted (loss) income per common share from discontinued operations	$—	$(0.27)	$(0.27)	$0.06
Diluted income (loss) per common share after preferred dividends	$0.17	$(0.03)	$0.15	$0.14
Weighted average number of common shares outstanding basic	670,763	670,392	670,579	634,339
Weighted average number of common shares outstanding diluted	675,886	675,154	675,865	636,991

(1) Excludes depreciation, depletion and amortization

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2026	June 30, 2025
OPERATING ACTIVITIES
Net income (loss)	$117,876	$(19,028)	$98,848	$86,577
Less: (Loss) income from discontinued operations, net of taxes	—	(183,681)	(183,681)	35,328
Income from continuing operations	117,876	164,653	282,529	51,249

Non-cash elements included in net income:
Depreciation, depletion and amortization	36,914	34,468	71,382	62,671
Inventory adjustments	—	—	—	2,370
Fair value adjustments, net	9,246	5,945	15,191	(7,838)
Provision for reclamation and closure costs	1,857	1,871	3,728	3,179
Stock-based compensation	3,297	2,784	6,081	4,923
Deferred income taxes	8,099	27,878	35,977	32,405
Net foreign exchange loss (gain )	4,445	(498)	3,947	4,160
Other non-cash items, net	(119)	1,759	1,640	588
Change in assets and liabilities:
Accounts receivable	63,174	(42,968)	20,206	(10,078)
Inventories	(15,365)	483	(14,882)	(15,595)
Other current and non-current assets	(38,528)	(19,085)	(57,613)	5,632
Accounts payable, accrued and other current liabilities	(7,322)	(777)	(8,099)	(3,635)
Accrued payroll and related benefits	19,047	(15,317)	3,730	7,876
Accrued taxes	(27,476)	21,503	(5,973)	(964)
Accrued reclamation and closure costs and other non-current liabilities	(226)	223	(3)	(912)
Cash provided by operating activities of continuing operations	174,919	182,922	357,841	136,031
Cash provided by operating activities of discontinued operations	—	11,324	11,324	61,503
Net cash provided by operating activities	174,919	194,246	369,165	197,534
INVESTING ACTIVITIES
Additions to property, plants, equipment and mine development	(39,142)	(39,265)	(78,407)	(80,514)
Proceeds from sale of Hecla Quebec, net of transaction costs	10,136	168,045	178,181	—
Proceeds from sale of Minera Hecla	—	5,228	5,228	—
Proceeds from investment sales	21,981	95,378	117,359	3,696
Purchases of investments	(735)	(55,684)	(56,419)	—
Proceeds from asset dispositions	4	735	739	128
Net cash (used in) provided by investing activities of continuing operations	(7,756)	174,437	166,681	(76,690)
Net cash (used in) investing activities of discontinued operations	—	(8,799)	(8,799)	(31,624)
Net cash (used in) provided by investing activities	(7,756)	165,638	157,882	(108,314)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net	—	63	63	174,132
Acquisition of treasury shares	(3,367)	(1,161)	(4,528)	(885)
Borrowing of debt	—	—	—	133,000
Repayments of debt	(263,000)	—	(263,000)	(117,000)
Dividends paid to common and preferred stockholders	(2,512)	(2,786)	(5,298)	(5,023)
Repayments of finance leases and other	(2,497)	(1,249)	(3,746)	(3,082)
Net cash (used in) provided by financing activities of continuing operations	(271,376)	(5,133)	(276,509)	181,142
Net cash used in financing activities of discontinued operations	—	(8,431)	(8,431)	(1,138)
Net cash (used in) provided by financing activities	(271,376)	(13,564)	(284,940)	180,004
Effect of exchange rates on cash	143	(330)	(187)	479
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(104,070)	345,990	241,920	269,703
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	588,722	242,732	242,732	28,045
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$484,652	$588,722	$484,652	$297,748

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$483,482	$241,558
Accounts receivable	169,969	182,249
Inventories	96,739	81,687
Other current assets	21,781	83,065
Assets of discontinued operations	—	40,785
Total current assets	771,971	629,344
Investments	152,543	47,842
Restricted cash and cash equivalents	1,170	1,174
Properties, plants, equipment and mine development, net	2,137,252	2,130,581
Operating lease right-of-use assets	8,290	8,859
Other non-current assets	114,051	31,901
Assets of discontinued operations	—	710,944
Total assets	$3,185,277	$3,560,645

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$121,046	$126,364
Finance leases	5,171	4,262
Accrued reclamation and closure costs	10,902	13,795
Accrued interest	—	7,678
Other current liabilities	11,430	39,107
Liabilities of discontinued operations	—	40,358
Total current liabilities	148,549	231,564
Accrued reclamation and closure costs	116,690	112,491
Long-term debt including finance leases	7,563	263,171
Deferred tax liability	198,902	157,585
Other non-current liabilities	35,749	33,912
Liabilities of discontinued operations	—	170,276
Total liabilities	507,453	968,999

STOCKHOLDERS’ EQUITY
Preferred stock	38	39
Common stock	170,115	169,689
Capital surplus	2,650,243	2,643,211
Accumulated deficit	(88,593)	(182,143)
Accumulated other comprehensive loss, net	(13,635)	(3,334)
Treasury stock	(40,344)	(35,816)
Total stockholders’ equity	2,677,824	2,591,646
Total liabilities and stockholders’ equity	$3,185,277	$3,560,645
Common shares outstanding	680,926	679,220

Reconciliation of Costs Applicable to Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of costs applicable to sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three and six months ended June 30, 2026, the three months ended March 31, 2026, the three months ended December 31, 2025, September 30, 2025, and the three and six months ended June 30, 2025.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as the Company reports them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that the Company utilizes to measure each mine's operating performance. The Company uses AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure the Company reports, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. The Company also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2026						Three Months Ended March 31, 2026						Six Months Ended June 30, 2026						Six Months Ended June 30, 2025
	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek		Lucky Friday		Keno Hill (5)		Corporate (2)	Other (4)	Total Silver
Costs applicable to sales (3)	$49,911	$34,970	$22,136	$—	$10,266	$117,283	$66,375	$35,173	$17,923	$—	$4,939	$124,410	$116,286	$70,143	$40,059	$—	$15,205	$241,693	$102,073		$59,635		$33,809		$—	$13,720	$209,237
Treatment costs	(3,148)	(2,794)	—	—	—	(5,942)	895	2,553	-	—	—	3,448	(2,253)	(241)	—	—	—	(2,494)	1,142		5,017		-		—	—	6,159
Change in product inventory	9,606	(417)	—	—	—	9,189	(5,383)	(1)	—	—	—	(5,384)	4,223	(418)	—	—	—	3,805	8,333		(614)		—		—	—	7,719
Reclamation and other costs	(889)	(227)	—	—	—	(1,116)	(846)	(195)	—	—	—	(1,041)	(1,735)	(422)	—	—	—	(2,157)	(250)		(433)		—		—	—	(683)
Exclusion of Keno Hill cash costs (5)	—	—	(22,136)	—	—	(22,136)	—	—	(17,923)	—		(17,923)	—	—	(40,059)	—	—	(40,059)	—		—		(33,809)		—	—	(33,809)
Exclusion of Other costs	—	—	—	—	(10,266)	(10,266)	—	—	—	—	(4,939)	(4,939)	—	—	—	—	(15,205)	(15,205)	—		—		—		—	(13,720)	(13,720)
Cash Cost, Before By-product Credits (1)	55,480	31,532	—	—	—	87,012	61,041	37,530	—	—	—	98,571	116,521	69,062	—	—	—	185,583	111,298		63,605		—		—	—	174,903
Reclamation and other costs	933	225	—	—	—	1,158	934	225	—	—	—	1,159	1,867	450	—	—	—	2,317	1,514	—	390	—	—		—	—	1,904
Sustaining capital	12,188	19,884	—	2,380	—	34,452	6,795	14,263	—	1,008	—	22,066	18,983	34,147	—	3,388	—	56,518	15,636		31,139		—		2,295	—	49,070
General and administrative	—	—	—	15,173	—	15,173	—	—	—	15,753	—	15,753	—	—	—	30,926	—	30,926	—		—		—		24,539	—	24,539
AISC, Before By-product Credits (1)	68,601	51,641	—	17,553	—	137,795	68,770	52,018	—	16,761	—	137,549	137,371	103,659	—	34,314	—	275,344	128,448		95,134		—		26,834	—	250,416
By-product credits:
Zinc	(26,669)	(8,971)	—	—	—	(35,640)	(25,369)	—	—	—	—	(25,369)	(52,038)	(17,788)	—	—	—	(69,826)	(46,886)		(14,070)	—	—	—	—	—	(60,956)
Gold	(56,935)	—	—	—	—	(56,935)	(55,214)	—	—	—	—	(55,214)	(112,149)	—	—	—	—	(112,149)	(87,171)		—		—		—	—	(87,171)
Lead	(6,667)	(16,494)	—	—	—	(23,161)	(6,037)	(22,591)	—	—	—	(28,628)	(12,704)	(30,269)	—	—	—	(42,973)	(12,701)		(28,751)		—		—	—	(41,452)
Copper	(311)	—	—	—	—	(311)	(433)	—	—	—	—	(433)	(744)	—	—	—	—	(744)	(1,600)		—		—		—	—	(1,600)
Total By-product credits	(90,582)	(25,465)	—	—	—	(116,047)	(87,053)	(22,591)	—	—	—	(109,644)	(177,635)	(48,057)	—	—	—	(225,692)	(148,358)		(42,821)		—		—	—	(191,179)

Cash Cost, After By-product Credits	$(35,102)	$6,067	$—	$—	$—	$(29,035)	$(26,012)	$14,939	$—	$—	$—	$(11,073)	$(61,114)	$21,005	$—	$—	$—	$(40,109)	$(37,060)		$20,784	$—	$—	$—	$(16,276)
AISC, After By-product Credits	$(21,981)	$26,176	$—	$17,553	$—	$21,748	$(18,283)	$29,427	$—	$16,761	$—	$27,905	$(40,264)	$55,602	$—	$34,314	$—	$49,652	$(19,910)		$52,313	$—	$26,834	$—	$59,237
Ounces produced	2,051	1,533				3,584	2,177	1,237				3,414	4,228	2,770				6,998	4,426	-	2,673				7,099
Cash Cost, Before By-product Credits, per Silver Ounce	$27.05	$20.57				$24.28	$28.04	$30.33				$28.87	$27.56	$24.93				$26.52	$25.15		$23.79				$24.64
By-product credits per ounce	(44.16)	(16.62)				(32.38)	(39.98)	(18.26)				(32.11)	(42.01)	(17.35)				(32.25)	(33.52)		(16.02)				(26.93)
Cash Cost, After By-product Credits, per Silver Ounce	$(17.11)	$3.95				$(8.10)	$(11.94)	$12.07				$(3.24)	$(14.45)	$7.58				$(5.73)	$(8.37)		$7.77				$(2.29)
AISC, Before By-product Credits, per Silver Ounce	$33.45	$33.70				$38.45	$31.59	$42.04				$40.28	$32.49	$37.42				$39.35	$29.02		$35.59				$35.28
By-product credits per ounce	(44.16)	(16.62)				(32.38)	(39.98)	(18.26)				(32.11)	(42.01)	(17.35)				(32.25)	(33.52)		(16.02)				(26.93)

AISC, After By-product Credits, per Silver Ounce	$(10.71)	$17.08	$6.07	$(8.39)	$23.78	$8.17	$(9.52)	$20.07	$7.10	$(4.50)	$19.57	$8.35

In thousands (except per ounce amounts)	Three Months Ended December 31, 2025						Three Months Ended September 30, 2025										Three Months Ended June 30, 2025
	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total	Greens Creek		Lucky Friday		Keno Hill (5)		Corporate (2)		Other (4)	Total	Greens Creek	Lucky Friday	Keno Hill (5)	Corporate (2)	Other (4)	Total
Costs applicable to sales (3)	$66,719	$31,830	$14,931	$—	$8,671	$122,151	$65,429	$—	$31,170	$—	$23,143	$—	$—	$—	$16,183	$135,925	$46,024	$29,011	$20,740	$—	$6,625	$102,400
Treatment costs	242	2,283	—	—	—	2,525	(436)		2,434		—		—		—	1,998	(1,001)	1,054	—	—	—	53
Change in product inventory	(4,485)	(338)	—	—	—	(4,823)	(5,106)		946		—		—		—	(4,160)	9,234	225	—	—	—	9,459
Reclamation and other costs	(537)	(283)	—	—	—	(820)	(715)		(141)		—		—		—	(856)	57	(160)	—	—	—	(103)
Exclusion of Keno Hill cash costs (5)	—	—	(14,931)	—		(14,931)	—		—		(23,143)		—			(23,143)	—	—	(20,740)	—	—	(20,740)
Exclusion of Other costs					(8,671)	(8,671)	—		—		—		—		(16,183)	(16,183)	—	—	—	—	(6,625)	(6,625)
Cash Cost, Before By-product Credits (1)	61,939	33,492	—	—	—	95,431	59,172		34,409		—		—		—	93,581	54,314	30,130	—	—	—	84,444
Reclamation and other costs	757	195	—	—	—	952	758		195		—		—		—	953	757	195	—	—	—	952
Sustaining capital	17,516	19,693	—	1,342	—	38,551	13,210		18,484		—		1,528		—	33,222	8,268	17,069	—	1,270	—	26,607
General and administrative	—	—	—	19,215	—	19,215	—		—		—		13,872		—	13,872	—	—	—	12,540	—	12,540
AISC, Before By-product Credits (1)	80,212	53,380	—	20,557	—	154,149	73,140		53,088		—		15,400		—	141,628	63,339	47,394	—	13,810	—	124,543
By-product credits:
Zinc	(23,715)	(7,666)	—	—	—	(31,381)	(22,894)		(7,203)		—		—		—	(30,097)	(23,512)	(7,120)	—	—	—	(30,632)
Gold	(44,708)	—	—	—	—	(44,708)	(48,618)		—		—		—		—	(48,618)	(52,194)	—	—	—	—	(52,194)
Lead	(5,592)	(13,549)	—	—	—	(19,141)	(6,670)		(14,736)		—		—		—	(21,406)	(6,610)	(14,708)	—	—	—	(21,318)
Copper	(938)	—	—	—	—	(938)	(927)		—		—		—		—	(927)	(871)	—	—	—	—	(871)
Total By-product credits	(74,953)	(21,215)	—	—	—	(96,168)	(79,109)		(21,939)		—		—		—	(101,048)	(83,187)	(21,828)	—	—	—	(105,015)
Cash Cost, After By-product Credits	$(13,014)	$12,277	$—	$—	$—	$(737)	$(19,937)		$12,470		$—		$—		$—	$(7,467)	$(28,873)	$8,302	$—	$—	$—	$(20,571)
AISC, After By-product Credits	$5,259	$32,165	$—	$20,557	$—	$57,981	$(5,969)		$31,149		$—		$15,400		$—	$40,580	$(19,848)	$25,566	$—	$13,810	$—	$19,528
Divided by silver ounces produced	1,952	1,250				3,202	2,348		1,337							3,685	2,423	1,341				3,764
Cash Cost, Before By-product Credits, per Silver Ounce	$31.73	$26.79				$29.80	$25.20		$25.73							$25.39	$22.42	$22.47				$22.44
By-product credits per ounce	(38.40)	(16.97)				(30.03)	(33.69)		(16.41)							(27.42)	(34.33)	(16.28)				(27.90)
Cash Cost, After By-product Credits, per Silver Ounce	$(6.67)	$9.82				$(0.23)	$(8.49)		$9.32							$(2.03)	$(11.91)	$6.19				$(5.46)
AISC, Before By-product Credits, per Silver Ounce	$41.10	$42.70				$48.14	$31.15		$39.71							$38.43	$26.14	$35.35				$33.09
By-product credits per ounce	(38.40)	(16.97)				(30.03)	(33.70)		(16.41)							(27.42)	(34.33)	(16.28)				(27.90)
AISC, After By-product Credits, per Silver Ounce	$2.70	$25.73				$18.11	$(2.55)		$23.30							$11.01	$(8.19)	$19.07				$5.19

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)
Excludes depreciation, depletion and amortization

(4)
Other includes costs applicable to sales related to the Company's environmental remediation services business.

(5)
Keno Hill is in the ramp-up phase of production and is excluded from the calculation of costs applicable to sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2026 Guidance, Current Estimates: Reconciliation of Costs Applicable to Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2026
	Greens Creek	Lucky Friday	Corporate(2)	Total Silver
Costs applicable to sales (3)	$239,800	$138,500	$—	$378,300
Treatment costs	3,600	2,900	—	6,500
Other costs	(16,300)	(4,100)	—	(20,400)
Cash Cost, Before By-product Credits (1)	227,100	137,300	—	364,400
Reclamation and other costs	3,700	900	—	4,600
Sustaining capital	63,000	80,000	11,000	154,000
General and administrative	—	—	66,600	66,600
AISC, Before By-product Credits (1)	293,800	218,200	77,600	589,600
By-product credits:
Zinc	(102,300)	(38,900)	—	(141,200)
Gold	(198,700)	—	—	(198,700)
Lead	(25,400)	(51,100)	—	(76,500)
Copper	(1,600)	—	—	(1,600)
Total By-product credits	(328,000)	(90,000)	—	(418,000)
Cash Cost, After By-product Credits	$(100,900)	$47,300	$—	$(53,600)
AISC, After By-product Credits	$(34,200)	$128,200	$77,600	$171,600
Divided by silver ounces produced	8,150	5,050		13,200
Cash Cost, Before By-product Credits, per Silver Ounce	$27.87	$27.19		$27.61
By-product credits per silver ounce	(40.25)	(17.82)		(31.67)
Cash Cost, After By-product Credits, per Silver Ounce	$(12.38)	$9.37		$(4.06)
AISC, Before By-product Credits, per Silver Ounce	$36.05	$43.21		$44.67
By-product credits per silver ounce	(40.25)	(17.82)		(31.67)
AISC, After By-product Credits, per Silver Ounce	$(4.20)	$25.39		$13.00

Reconciliation of Income from Continuing Operations (GAAP) to Adjusted EBITDA from Continuing Operations (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which is a measure of our operating performance. Adjusted EBITDA from continuing operations is calculated as income from continuing operations before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for closed operations and environmental matters, stock-based compensation, provisional price gains, monetization of zinc and lead hedges and inventory adjustments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA is useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles income from continuing operations to adjusted EBITDA from continuing operations:

Dollars are in thousands	2Q-2026	1Q-2026	4Q-2025	3Q-2025	2Q-2025	LTM June 30, 2026
Income from continuing operations	117,876	$164,653	$112,742	$80,113	$26,910	475,384
Interest expense	2,413	5,656	5,396	13,264	10,948	26,729
Income and mining tax provision	18,767	50,900	35,367	39,476	22,110	144,510
Depreciation, depletion and amortization	36,772	33,768	31,185	38,481	32,068	140,206
Care and maintenance	3,062	3,246	2,060	2,003	2,421	10,371
Loss on disposition of properties, plants, equipment, and mineral interests	1,932	1,750	6	2,706	88	6,394
Foreign exchange loss (gain)	4,445	(498)	2,196	(305)	3,517	5,838
Fair value adjustments, net	9,246	5,945	19,334	(19,828)	(4,450)	14,697
Provisional price losses (gains)	7,089	(848)	(28,993)	(10,903)	(4,150)	(33,655)
Provision for closed operations and environmental matters	1,329	1,297	4,965	1,268	844	8,859
Stock-based compensation	3,297	2,784	3,356	2,639	2,987	12,076
Inventory adjustments	—	—	8,501	51	812	8,552
Other	(7,049)	(3,549)	5,539	(2,524)	(1,555)	(7,583)
Adjusted EBITDA from continuing operations	$199,179	$265,104	$201,654	$146,441	$92,550	$812,378

Reconciliation of Cash Provided by Operating Activities from Continuing Operations (GAAP) to Free Cash Flow from Continuing Operations (non-GAAP)

This release refers to a non-GAAP measure of free cash flow from continuing operations, calculated as cash provided by operating activities from continuing operations, less capital investments. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow from continuing operations is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities from continuing operations to free cash flow from continuing operations:

Dollars are in thousands	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash provided by operating activities from continuing operations	$174,919	$108,407	$357,841	$136,031
Less: Capital investment from continuing operations	(39,142)	(42,676)	(78,407)	$(80,514)
Free cash flow from continuing operations	$135,777	$65,731	$279,434	$55,517